EXHIBIT 12
                                                                  ----------


                           NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                                 STATEMENT OF COMPUTATION OF
                              RATIO OF EARNINGS TO FIXED CHARGES
                              (in thousands, except ratio data)



                                                  Six Months Ended June 30,
                                                    1999             1998*
                                                    ----             ----

     Earnings (loss) available to
       fixed charges:
       Income before income taxes                 $(5,752)          $490,312
       Fixed charges:
     Interest expense                              49,701             43,677
         Portion of rent determined
           to be interest (1)                      13,996             12,168
         Minority interest in
           income of subsidiary trust              13,396             13,304
     Eliminate equity in earnings of
       unconsolidated entities                     (4,056)            (4,458)
                                                 --------           --------
                                                  $67,285           $555,003
                                                 ========           ========
     Fixed charges:
       Interest expense                            49,701             43,677
       Portion of rent determined
         to be interest (1)                        13,996             12,168

       Minority interest in
         income of subsidiary trust                13,396             13,304
                                                 --------           --------
                                                 $ 77,093           $ 69,149
                                                 ========           ========
     Ratio of earnings to fixed charges              0.87               8.03
                                                 ========           ========

    (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

    *Restated for the March 1999 merger with Rubbermaid Incorporated and the merger with Calphalon on May 7, 1998, both of which were accounted for as poolings of interests.